Exhibit 10.25

EIGHTH AMENDMENT

to

LEASE BETWEEN

EMERY STATION OFFICE II, LLC (LANDLORD)

And

KINEMED, INC. (TENANT)

That certain Lease dated May 5, 2002 by and between Emery Station Office II, LLC (successor-in-interest to Emery Station Associates II, LLC), as Landlord, and KineMed, Inc., as Tenant, (the “Original Lease”) as such was amended via First Amendment executed on June 27, 2003 (the “First Amendment”), via Second Amendment whose effective date was December 1, 2004 (the “Second Amendment”), via Revised Third Amendment whose effective date was February 28, 2005 (the “Third Amendment”), via Revised Fourth Amendment whose effective date was March 15, 2005 (the “Fourth Amendment”), via Fifth Amendment whose effective date was August 3 I , 2008 (the “Fifth Amendment”), whose Sixth Amendment with a contemplated effective date of December 1, 2008 (the “Sixth Amendment”) was never fully executed by mutual agreement of the parties, and via Seventh Amendment whose effective date was May 1, 2009 (the “Seventh Amendment”), is hereby further amended as follows (the Original Lease as amended previously by the First, Second, Third, Fourth, Fifth and Seventh Amendments, and now by this Eighth Amendment, are collectively referred to as the “Lease”). The effective date of this Eighth Amendment shall be July 31, 2010 (the “Eighth Amendment Effective Date”).

I.	Notwithstanding the terms of the Lease otherwise, Landlord hereby agrees to waive Tenant's Monthly Base Rent as well as Tenant's Rent Adjustments and Rent Adjustment Deposits for the months of August and of September of 2010 (the “Rent Forgiveness”). During those two months Tenant will continue to pay currently, as required by the Lease, its separately-measured and billed in-Premises electrical usage. Commencing October 1, 2010, Monthly Base Rent, Rent Adjustments, Rent Adjustment Deposits and all other amounts will be due and payable as called for in the existing Lease terms.

II.	Landlord and Tenant hereby agree to extend the expiry of the Lease Term by two (2) months to become July 31, 2012.

III.	Tenant's Right of First Opportunity on the 1,938 rentable square foot Vivarium Space outlined in Section 4 of the Seventh Amendment is hereby made null and void.

IV.	Landlord and Tenant hereby agree that Landlord shall have the right, at its sole and absolute discretion, to require Tenant to relocate Tenant's animal holding and procedure room functions presently contained in the 1,367 rentable square foot portion of Tenant's Premises more fully described on Exhibit A-1 hereof (the “Existing Vivarium Space”), to that portion of the EmeryStation East Building, located at 5885 Hollis Street more specifically defined in Exhibit B-1 hereof (the “New Vivarium Space”). The EmeryStation East Building is owned by E S East, LLC, an affiliate of Landlord. Landlord's right shall be referred to as Landlord's “Vivarium Relocation Right” and said relocation by Tenant shall be referred to as the “ESE Relocation”. Landlord can invoke its Vivarium Relocation Right at any time via formal written notice to Tenant and Tenant agrees to complete the ESE Relocation within sixty days of Landlord's notice. Landlord's Vivarium Relocation Right and the ESE Relocation shall be pursuant to all the terms and conditions listed below:

a)	In the event Landlord elects, in its sole and absolute discretion, to notice Tenant of Landlord's election to use its Vivarium Relocation Right, Landlord and Tenant agree to promptly meet and confer to mutually determine the timing and other specifics of Tenant's ESE Relocation, each using commercially-reasonable considerations, but Tenant hereby acknowledges and agrees that, should Landlord so require, in no event shall the ESE Relocation occur later than December 31, 2010. Upon completion of the ESE Relocation, Tenant shall be prohibited from operating an animal holding facility/vivarium in the EmeryStation North Building for the duration of its Lease Term, as such may be extended.

b)	Tenant hereby agrees and acknowledges that the New Vivarium Space is sufficient for its needs and agrees to accept the New Vivarium Space in its existing as-is condition subject only to the contemplated alterations outlined in more detail herein. As soon as practicable following the Eighth Amendment Effective Date but in no event later than reasonably required to allow the ESE Relocation to be completed by no later than December 31, 2010, Landlord and Tenant shall cooperate to create a mutually-approved plan for improvements to the New Vivarium Space necessary to make it reasonably similar to the improvements to the Existing Vivarium Space, acknowledging the fact that its location in a building separate from the balance of Tenant's Premises is not as convenient as if it were in the same building adjacent to and part of Tenant's Premises. Landlord and Tenant agree that the New Vivarium TI shall consist generally of the items referred to in Exhibit B-2 hereof. The improvements mentioned above shall be referred to as the “New Vivarium TI” and the drawings and specifications outlining the New Vivarium TI shall be referred to as the “New Vivarium TI Drawings”. The New Vivarium TI Drawings and the New Vivarium TI shall be completed at the sole cost and expense of Landlord. Upon completion of the New Vivarium TI Drawings, Landlord will determine the rentable area of the New Vivarium Space using BOMA standards (the “New Vivarium Space Rentable Area”).

c)	As soon as practicable following the Effective Date hereof, Tenant agrees to enter into a new lease with landlord E S East, LLC governing Tenant's occupancy of the New Vivarium Space (the “New Vivarium Lease”). The New Vivarium Lease will contain all relevant terms outlined in this Eighth Amendment applicable to the New Vivarium Space, including stating E S East, LLC as Landlord and the New Vivarium Space Rentable Area as the rentable area of the leased premises under said New Vivarium Lease. Notwithstanding that the New Vivarium Space Rentable Area may differ from the rentable area of the Existing Vivarium Space, The Monthly Base Rent Tenant shall pay E S East, LLC under the New Vivarium Lease for the New Vivarium Space shall be calculated based on the rentable square footage of the Existing Vivarium Space, not that of the New Vivarium Space, and calculated using the Monthly Base Rental Rates applicable to Tenant's Lease at EmeryStation North, as those are more fully described in the Seventh Amendment. The New Vivarium Lease shall specify that Tenant shall pay its pro-rata share of Operating Expenses and Taxes using the pro-rata share applicable to the Existing Vivarium in the EmeryStation North Building (as opposed to that pro-rata share that represents the ratio of the New Vivarium Rentable Area to the rentable area (of the EmeryStation East building. Notwithstanding the above, the first six (6) months of New Vivarium Lease term shall be free of Monthly Base Rent (but not of expenses; those shall be paid currently each month). Other than those terms specifically outlined herein, the New Vivarium Lease will be pursuant to all the terms and conditions of the Lease.

d)	Landlord shall reimburse Tenant for the reasonable third-party moving costs associated with the ESE Relocation.

e)	Any failure by Tenant to perform any of the duties and responsibilities outlined above shall constitute a Default under the Lease.

V.	On or before thirty (30) days following the completion of Tenant's ESE Relocation, Landlord shall have the right, at its sole and absolute discretion, to elect one of the following options regarding the Existing Vivarium Space (“Landlord's Existing Vivarium Option 1 and Option 2”):

Landlord's Existing Vivarium Option 1

Landlord shall have the right, upon written notice to Tenant, to terminate Tenant's Lease as it applies to the 1,367 rentable square foot Existing Vivarium Space, such termination to be effective no later than thirty (30) days following Landlord's notice. Following such termination, Tenant's Premises will measure 14,087 rentable square feet and from that da forward Tenant's Monthly Base Rent, Rent Adjustment Deposits and Rent Adjustments will be reduced pro-rata to reflect the revised, smaller Premises. Landlord understands that the Existing Vivarium space includes an area used by Tenant for developing film (the “Darkroom Area”). lf, upon Landlord's notice to Tenant of its election of Vivarium Option 1, Tenant promptly thereafter notices Landlord of its continued need for reasonably-similar darkroom space, Landlord agrees to work cooperatively with Tenant to satisfy such need, either by continuing to rent to Tenant a portion of the Existing Vivarium space or some alternative, mutually-acceptable space, either of said solutions to be at the rental rates and other terms specified in the Lease.

Landlord's Existing Vivarium Option 2

Landlord shall have the right , upon written notice to Tenant, to cause Tenant's Premises to continue to include the Existing Vivarium Space, subject to the prohibitions regarding animals outlined in Section IV(a) above, and to require Tenant to pay Rent therefore in accordance with the existing Lease terms, however for the first three (3) months after Landlord's notice to Tenant of its election of Option 2 the Existing Vivarium Space will be free of Monthly Base Rent and for the subsequent three (3) months Tenant shall only be liable to pay fifty percent (50%) of the Monthly Base Rent otherwise applicable to the Existing Vivarium Space.

VI.	Tenant hereby represents to Landlord that it has represented itself in this transaction and that no brokerage commission will be payable to any tenant broker or representative as a result hereof.

VII.	Except for those terms outlined herein, all other terms and conditions of the Lease, as amended, and Work Letter shall apply.

In witness hereof, the parties have executed this Eighth Amendment.

TENANT:		LANDLORD:

KineMed, Inc., a Delaware Corporation		Emery Station Office II LLC, a
California Limited Liability Company

By:	/s/ David M. Fineman	By:	/s/ Richard K. Robbins

Print Name:	David M. Fineman	Print Name:

Its:	President & CEO	Its:

Dated: 7/30/10		Dated: 8/2/10

EXHIBIT A-1: EXISTING VIVARIUM

SUITE 470
SUITE 460
SUITE 450
SUITE 485
SUITE 480
SUITE 400
SUITE 405
N

Drawing: FOURTH FLOOR LAYOUT

Project: EMERYSTATION NORTH

Drawing No: FL-04

VDK Architects
360 17th Street, Suite 210
Oakland, CA 94612-3340
510 268 3920 fax
510 268 3800

EXHIBIT B-1: NEW VIVARIUM

(Premises to also include a corridor of to-be-determined design to allow access to west end of space, where indicated above with arrows)

EMERYSTATION EAST, 3rd Floor

← North

EXHIBIT B-2: NEW VIVARIUM TI

Storage or office, as-is although possibly with door added into vivarium vestibule in lieu of existing door.
Create corridor
Wall off exist. door
Add door between the rooms
Remains open office/storage
possibly convert into analytical area with vinyl floor, bench/table space, and additional
Add benches if and as needed to reasonably replicate Tenant's facilities in Existing vivarium